EXHIBIT 2.3

                      AGREEMENT AND PLAN OF REORGANIZATION

                    DATED AS OF THE 29TH DAY OF AUGUST, 1996

                                  BY AND AMONG

                                COACH USA, INC.,

                           COACH V ACQUISITION, INC.,

                         YELLOW CAB SERVICE CORPORATION,

                                GEORGE D. KAMINS,
                              JOSEPH M. CHERNOW AND
                              EQUUS II INCORPORATED

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                                TABLE OF CONTENTS

ARTICLE I

        THE MERGER
        SECTION 1.1       THE MERGER
        SECTION 1.2       EFFECTIVE TIME OF THE MERGER
        SECTION 1.3 CERTIFICATE OF INCORPORATION, BY-LAWS AND BOARD OF DIRECTORS OF SURVIVING CORPORATION

ARTICLE II

        CONVERSION OF SHARES; ACQUISITION OF PROPERTY FOR SHARES
        SECTION 2.1       CONVERSION OF COMPANY SHARES
        SECTION 2.2       CONVERSION OF NEWCO SHARES
        SECTION 2.3       EXCHANGE OF CERTIFICATES
        SECTION 2.4       CONVEYANCE OF THE PROPERTY
        SECTION 2.5       CLOSING

ARTICLE III

        REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS AND
        THE EQUUS STOCKHOLDER
        SECTION 3.1       DUE ORGANIZATION
        SECTION 3.2       AUTHORIZATION; NON-CONTRAVENTION; APPROVALS
        SECTION 3.3       CAPITALIZATION
        SECTION 3.4       POOLING-OF-INTERESTS ACCOUNTING
        SECTION 3.5       SUBSIDIARIES
        SECTION 3.6       FINANCIAL STATEMENTS
        SECTION 3.7       LIABILITIES AND OBLIGATIONS
        SECTION 3.8       ACCOUNTS AND NOTES RECEIVABLE
        SECTION 3.9       ASSETS
        SECTION 3.10      MATERIAL CUSTOMERS AND CONTRACTS
        SECTION 3.11      PERMITS
        SECTION 3.12      ENVIRONMENTAL MATTERS
        SECTION 3.13      LABOR AND EMPLOYEE RELATIONS
        SECTION 3.14      INSURANCE
        SECTION 3.15      COMPENSATION; EMPLOYMENT AGREEMENTS
        SECTION 3.16      EMPLOYEE BENEFIT PLANS
        SECTION 3.17      LITIGATION AND COMPLIANCE WITH LAW
        SECTION 3.18      TAXES
        SECTION 3.19      ABSENCE OF CHANGES
        SECTION 3.20      ACCOUNTS WITH BANKS AND BROKERAGES; POWERS OF
                          ATTORNEY
        SECTION 3.21      ABSENCE OF CERTAIN BUSINESS PRACTICES
        SECTION 3.22      COMPETING LINES OF BUSINESS; RELATED-PARTY
                          TRANSACTIONS
        SECTION 3.23      INTANGIBLE PROPERTY
        SECTION 3.24      DISCLOSURE

                                        i

ARTICLE IV

        REPRESENTATIONS AND WARRANTIES OF COACH
        SECTION 4.1       ORGANIZATION
        SECTION 4.2       AUTHORIZATION; NON-CONTRAVENTION; APPROVALS
        SECTION 4.3       COACH COMMON STOCK
        SECTION 4.4       SEC FILINGS; DISCLOSURE
        SECTION 4.5       ABSENCE OF CHANGES
        SECTION 4.6       NO RELIANCE ON FORECASTS

ARTICLE V

        POST-CLOSING COVENANTS
        SECTION 5.1       RELEASE FROM GUARANTEES
        SECTION 5.2       FUTURE COOPERATION; TAX MATTERS
        SECTION 5.3       EXPENSES
        SECTION 5.4       EMPLOYMENT AGREEMENT(S)
        SECTION 5.5       REPAYMENT OF RELATED PARTY INDEBTEDNESS

ARTICLE VI

        INDEMNIFICATION
        SECTION 6.1       GENERAL INDEMNIFICATION BY THE STOCKHOLDERS
        SECTION 6.2       GENERAL INDEMNIFICATION BY THE EQUUS STOCKHOLDER
        SECTION 6.3       INDEMNIFICATION BY COACH
        SECTION 6.4       THIRD PERSON CLAIMS
        SECTION 6.5       LIMITATION UPON INDEMNITY

ARTICLE VII

        NONCOMPETITION COVENANTS
        SECTION 7.1       PROHIBITED ACTIVITIES
        SECTION 7.2       EQUITABLE RELIEF
        SECTION 7.3       REASONABLE RESTRAINT
        SECTION 7.4       SEVERABILITY; REFORMATION
        SECTION 7.5       MATERIAL AND INDEPENDENT COVENANT

ARTICLE VIII

        NONDISCLOSURE OF CONFIDENTIAL INFORMATION
        SECTION 8.1       GENERAL
        SECTION 8.2       EQUITABLE RELIEF
        SECTION 8.3       SURVIVAL

ARTICLE IX

        TRANSFER RESTRICTIONS RELATED TO POOLING-OF-INTERESTS

        ACCOUNTING AND INTENDED TAX TREATMENT
        SECTION 9.1       RESTRICTIONS ON RESALE
        SECTION 9.2       TAX-FREE REORGANIZATION

                                       ii

ARTICLE X

        REGISTRATION OF COACH STOCK; FEDERAL SECURITIES ACT
        SECTION 10.1      REGISTRATION OBLIGATION
        SECTION 10.2      FURNISH INFORMATION
        SECTION 10.3      EXPENSES OF REGISTRATION
        SECTION 10.4      FURTHER ASSURANCES
        SECTION 10.5      RULE 144
        SECTION 10.6      ECONOMIC RISK; SOPHISTICATION
        SECTION 10.7      SALES OF STOCK

ARTICLE XI

        MISCELLANEOUS
        SECTION 11.1      SUCCESSORS AND ASSIGNS
        SECTION 11.2      ENTIRE AGREEMENT
        SECTION 11.3      COUNTERPARTS
        SECTION 11.4      BROKERS AND AGENTS
        SECTION 11.5      NOTICES
        SECTION 11.6      GOVERNING LAW
        SECTION 11.7      SURVIVAL OF REPRESENTATIONS AND WARRANTIES
        SECTION 11.8      EXERCISE OF RIGHTS AND REMEDIES
        SECTION 11.9      TIME
        SECTION 11.10     REFORMATION AND SEVERABILITY

                                       iii

                      AGREEMENT AND PLAN OF REORGANIZATION

        THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made as of the 29th day of August, 1996, by and among Coach USA, Inc., a Delaware corporation ("Coach"), Coach V Acquisition, Inc., a Delaware corporation that is a wholly-owned subsidiary of Coach ("Newco"), Yellow Cab Service Corporation, a Delaware corporation (the "Company"), and George D. Kamins, Joseph M. Chernow (the "Stockholders") and Equus II Incorporated (the "Equus Stockholder"), who in the aggregate own more than ninety-seven percent (97%) of the issued and outstanding stock of the Company, and George D. Kamins ("Kamins"), who is the owner of the land, buildings and improvements utilized by the Company located in Houston, Texas (the "Property"). The term "Stockholders" as used herein shall refer only to Stockholders Kamins and Chernow; Equus II Incorporated shall be herein referred to specifically as the "Equus Stockholder."

        WHEREAS, the respective Boards of Directors of Newco and the Company (collectively referred to as "Constituent Corporations") deem it advisable and in the best interests of the Constituent Corporations and their respective stockholders that Newco merge with and into the Company; and

        WHEREAS, the Boards of Directors of the Constituent Corporations have approved and adopted this Agreement as a plan of reorganization within the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code");

        NOW, THEREFORE, in consideration of the premises and of the mutual agreements, representations, warranties, provisions and covenants contained herein, the parties hereto, intending to be legally bound, agree as follows:

                                    ARTICLE I
                    THE MERGER AND THE SURVIVING CORPORATION

        SECTION 1.1 THE MERGER. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined below) in accordance with the General Corporation Law of the State of Delaware ("GCL"), Newco shall be merged with and into the Company and the separate existence of Newco shall thereupon cease. The Company shall be the surviving corporation in the merger (hereinafter sometimes referred to collectively as the "Surviving Corporation").

        SECTION 1.2 EFFECTIVE TIME OF THE MERGER. The merger of Newco into the Company (the "Merger") shall become effective at such time (the "Effective Time") as a certificate of merger, in form mutually acceptable to Coach and the Company, is filed with the Secretary of State of the State of Delaware (the "Merger Filing"). The Merger Filing shall be made simultaneously with or as soon as practicable after the execution of this Agreement and the closing of the transactions contemplated by this Agreement in accordance with Section 2.5.

        SECTION 1.3 CERTIFICATE OF INCORPORATION, BY-LAWS AND BOARD OF DIRECTORS OF SURVIVING CORPORATION. As a result of the Merger and at the Effective Time,

           (i) the Certificate of Incorporation of the Company in effect immediately prior to the Effective Time shall become the Certificate of Incorporation of the Surviving Corporation, and thereafter may be amended in accordance with its terms and as provided in the GCL;

           (ii) the By-laws of the Company in effect immediately prior to the Effective Time shall become the By-laws of the Surviving Corporation, and thereafter may be amended in accordance with their terms and as provided by the Certificate of Incorporation of the Surviving Corporation and the GCL; and

           (iii) the Board of Directors of the Company as constituted immediately prior to the Effective Time shall be the Board of Directors of the Surviving Corporation.

                                   ARTICLE II

            CONVERSION OF SHARES; ACQUISITION OF PROPERTY FOR SHARES

        SECTION 2.1 CONVERSION OF COMPANY SHARES. At the Effective Time, the Stockholders, the Equus Stockholder, Kamins (as owner of the Property as defined below) and the additional stockholders of the Company who are not parties to this Agreement shall be entitled to receive, in the aggregate, One Million Five Hundred Thousand (1,500,000) shares of the common stock, par value $.01 per share, of Coach ("Coach Common Stock"). The Coach Common Stock shall be issued as follows:

        (i) At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of the Company, each share of common stock of the Company issued and outstanding as of the Effective Time (the "Company Stock") shall be converted into the right to receive, and become exchangeable for, its pro rata interest in the aggregate consideration payable to all holders of Company Stock, which shall consist of shares of common stock, par value $.01 per share, of Coach ("Coach Common Stock") as more particularly set forth on Schedule 2.1(i) attached hereto.

        (ii) At the Effective Time, and in consideration for the Stockholders' transfer and assignment of that certain Promissory Note dated April 2, 1990 in the original principal amount of $7,700,000.00 (the "Installment Note"), the Stockholders shall receive their respective shares of the Coach Common Stock as more particularly set forth on Schedule 2.1(ii) attached hereto.

        (iii) At the Effective Time, and in consideration for Kamins' transfer and assignment of that certain Promissory Note dated June 30,1993 in the original principal amount of $998,201.00 (the "Kamins A Note"), Kamins shall receive that number of shares of the Coach Common Stock as more particularly set forth on Schedule 2.1 (iii) attached hereto.

        (iv) At the Effective Time, and in consideration for Kamins' transfer and assignment of that certain Promissory Note dated June 30, 1993 in the original principal amount of $1,006,000.00 (the "Kamins B Note"), Kamins shall receive that number of shares of the Coach Common Stock as more particularly set forth on Schedule 2.11(iv) attached hereto.

        (v) At the Effective Time, and in consideration for the transfer and assignment of that certain Promissory Note dated June 30, 1993 in the original principal amount of $3,517,082.52 by Equus Stockholder (the "Equus A Note"), on behalf of itself and the other parties holding an interest in such indebtedness, such parties shall receive their respective shares of the Coach Common Stock as more particularly set forth on Schedule 2.1 (v) attached hereto.

        (vi) At the Effective Time, and in consideration for the transfer and assignment of that certain Promissory Note dated June 30, 1993 in the original principal amount of $1,822,000.00 by the Equus Stockholder (the "Equus B Note"), on behalf of itself and the other parties holding an interest in such indebtedness, such parties shall receive their respective shares of the Coach Common Stock as more particularly set forth on Schedule 2.1 (vi) attached hereto.

        SECTION 2.2 CONVERSION OF NEWCO SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of Coach, as the sole holder of any capital stock of Newco, each issued and outstanding share of common stock, par value $1.00 per share, of Newco shall be converted into one share of common stock of each Surviving Corporation.

        SECTION 2.3 EXCHANGE OF CERTIFICATES. At the Closing, (i) the Stockholders and the Equus Stockholder shall deliver to the Company the certificates representing the Company Stock, duly endorsed in blank by the Stockholders and the Equus Stockholder or accompanied by signed stock powers, with signatures guaranteed by a national bank and the Company shall mark such certificates "canceled in exchange for common stock of Coach USA, Inc."; (ii) Kamins and Chernow shall deliver the original Installment Note marked "canceled in exchange for common stock of Coach USA, Inc."; (iii) Kamins shall deliver the original Kamins A Note and the Kamins B Note, each marked "canceled in exchange for common stock of Coach USA, Inc."; (iv) Equus shall deliver the original Equus A note and Equus B Note, each marked "canceled in exchange for common stock of Coach USA, Inc."; Coach shall deliver copies of its directives to its transfer agent authorizing and instructing it to issue certificates evidencing the Coach Common Stock to the Stockholders and Equus Stockholder in accordance with Schedules 2.1(i), (ii), (iii), (iv), (v) and (vi) and Schedule 2.4(b). The Stockholders and the Equus Stockholder agree promptly to cure any deficiencies with respect to the endorsement of the certificates or other documents of conveyance with respect to the Company Stock or with respect to the stock powers accompanying the Company Stock.

           SECTION 2.4 CONVEYANCE OF THE PROPERTY. Kamins is the sole owner of the real property (the "Property") described in the Special Warranty Deed (the "Deed") attached hereto as Schedule 2.4(a). At the Closing, Kamins shall convey to the Company, by the Deed, the Property, subject only to the exceptions contained in the Deed. In consideration for the Property, Coach shall deliver to Kamins that number of shares of Coach Common Stock provided for in Schedule 2.4(b), and the Company shall assume the approximately $1,577,000 principle balance, together with interest accrued and outstanding thereon, currently outstanding on that certain promissory note (the "Real Property Note) dated October 3, 1985, in the original principal amount of $2,600,000, executed by Kamins and payable to the order of RepublicBank Houston, National Association, and subsequently assigned to Southwest Bank of Texas, N.A. ("Southwest Bank"), and all obligations on the Deed of Trust and the Assignments of Leases, and all security interests, securing the Real Property Note, as described on Exhibit B to the Deed. Coach shall use its best efforts to have Kamins released from all personal liability with respect to the Real Property Note and the documents securing the same, and to have Southwest Bank release its security interest in all shares of common stock of Walgreen Co., and related collateral, owned by Barbara D. Kamins and pledged to secure the Real Property Note. In the event that Coach cannot otherwise obtain such releases on or prior to 120 days subsequent to the date hereof, Coach shall pay off or otherwise refinance the entire indebtedness evidenced by the Real Property Note, and thereby affect such releases. Prior to such time, Coach will indemnify and hold Kamins harmless from any loss or liability whatsoever with respect to his obligation on the Real Property Note and the documents securing the same, and shall further indemnify and hold Barbara D. Kamins harmless from any loss or liability that she may incur with respect to the documents creating liens on, or by virtue of Southwest Bank exercising remedies with respect to, the Walgreen Co. stock and related collateral. Kamins acknowledges that the limitations of warranties with respect to the Property, other than the warranty of title contained in the Deed, will not limit Kamins' liability with respect to any representations or warranties contained in this Agreement.

        SECTION 2.5 CLOSING. The consummation of the Mergers, exchange of shares described in Section 2.3 and the acquisition of Property for shares described in
Section 2.4 and the other transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Coach, One Riverway, Suite 600, Houston, Texas 77056, concurrently with the execution of this Agreement or at such other time and date as Coach, the Company and the Stockholders may mutually agree, which date shall be referred to as the "Closing Date."

                                   ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS AND
                              THE EQUUS STOCKHOLDER

        The Stockholders, jointly and severally, and, when specifically indicated, the Equus Stockholder, represent and warrant to Coach as follows:

        SECTION 3.1 DUE ORGANIZATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly authorized and qualified to do business under all applicable laws, regulations, ordinances and orders of public authorities to carry on its businesses in the places and in the manner as now conducted except where the failure to be so authorized or qualified would not have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of the Company.
Schedule 3.1 contains a list of all jurisdictions in which the Company is authorized or qualified to do business. True, complete and correct copies of the Certificate of Incorporation and By-laws, each as amended, of the Company are attached hereto as Schedule 3.1. The stock records and minute books of the Company that have been made available to Coach are in all material respects correct and complete.

        SECTION 3.2 AUTHORIZATION; NON-CONTRAVENTION; APPROVALS. The Company has the full legal right, power and authority to enter into this Agreement and to effect the Merger. Each Stockholder and the Equus Stockholder has the full legal right, power and authority to enter into this Agreement. The execution, delivery and performance of this Agreement have been approved by the board of directors of the Company and by the Stockholders and by Equus II Incorporated. No additional corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company, and, assuming the due authorization, execution and delivery hereof by Coach and Newco, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to limitations on enforcement due to bankruptcy, insolvency, other matters affecting the rights of creditors generally and the discretion of courts as to application of equitable remedies.

        Unless otherwise disclosed on Schedule 3.2, the execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated hereby will not, violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its subsidiaries under any of the terms, conditions or provisions of (i) the Certificate of Incorporation or By-laws of the Company, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to the Company or any of its properties or assets, or (iii) any agreement, note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, lease or other instrument, obligation or agreement of any kind to which the Company is now a party or by which the Company or any of its properties or assets may be bound or affected, excluding from the foregoing clauses (ii) and (iii) such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances that would not, in the aggregate, have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of the Company.

        Unless otherwise disclosed on Schedule 3.2, except for the Merger Filing and any required filings with or approvals from the U.S. Department of Justice or Federal Trade Commission and state and local transportation authorities, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, in the aggregate, have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of the Company. Except as set forth on Schedule 3.2, none of the material customer contracts or other material agreements to which the Company is a party requires notice to, or the consent or approval of, any governmental agency or other third party to any of the transactions contemplated hereby to remain in full force and effect following such transactions.

        SECTION 3.3 CAPITALIZATION. The authorized capital stock of the Company consists solely of 20,000,000 shares of common stock, par value $.01 per share, of which 18,892,543 shares are outstanding and 25,750 shares are held in treasury, and 4,475,000 shares of preferred stock, par value $.01 per share, none of which shares are issued and outstanding. All of the issued and outstanding shares of the Company Stock are owned beneficially and of record by the Stockholders and the Equus Stockholder as set forth on Schedule 3.3. All of the issued and outstanding shares of the Company Stock have been duly authorized and validly issued, are fully paid and nonassessable, and were offered, issued, sold and delivered by the Company in compliance with all applicable state and federal laws concerning the issuance of securities. None of such shares were issued in violation of the preemptive rights of any past or present stockholder. The exchange of the Company Stock for Coach Common Stock pursuant to the mergers will transfer to Coach valid title in the shares of the Company Stock owned by the Stockholders and the Equus Stockholder, free and clear of all liens, encumbrances and claims of every kind except for those created by Coach. Except as set forth in Schedule 3.3, no subscription, option, warrant, call, convertible or exchangeable security, other conversion right or commitment of any kind exists which obligates the Company to issue any of its capital stock or the Stockholders or the Equus Stockholder to transfer any of the Company Stock.

        SECTION 3.4 POOLING-OF-INTERESTS ACCOUNTING. Within the past two years, the Company has never been a subsidiary or division of another corporation or a part of an acquisition which was later rescinded and there has not been any sale or spin-off of a significant amount of assets of the Company or any affiliate of the Company other than in the ordinary course of business. The Company owns no capital stock of Coach. Except as set forth on Schedule 3.4, the Company has not acquired any of its capital stock during the past two years. Except as set forth on Schedule 3.4, the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of the Company Stock or any interest therein or to pay any dividend or make any distribution in respect thereof. Neither the voting stock structure of the Company nor the relative ownership of shares among any of the Company's stockholders has been altered or changed within the last two years in contemplation of the Merger other than possible ownership changes between the Equus Stockholder and other stockholders of the Company consistent with pre-existing arrangements. Except as set forth in
Schedule 3.4, none of the shares of Company Stock was issued pursuant to awards, grants or bonuses. If required, the Stockholders and the President or Chief Financial Officer of the Company will execute any documentation reasonably required by Coach's independent public accountants to enable Coach to account for the Merger as a pooling-of-interests; provided, however, that neither the Company nor the Stockholders will be required to execute any such documentation to the extent it may adversely affect the qualification of the Merger as a tax-free reorganization for federal income tax purposes.

        SECTION 3.5 SUBSIDIARIES. Except as set forth in Schedule 3.5, the Company does not presently own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into or exchangeable for capital stock or any other equity interest in any corporation, association or business entity. Except as set forth in Schedule 3.5, the Company is not, directly or indirectly, a participant in any joint venture, partnership or other noncorporate entity.

        SECTION 3.6 FINANCIAL STATEMENTS. The Stockholders have delivered to Coach complete and correct copies of the following financial statements:

           (i) the balance sheets of the Company as of October 28, 1995, October 29, 1994 and October 30, 1993 and the related statements of operations, of stockholder's equity and of cash flows for the three-year period ended October 28, 1995, together with the related notes and schedules (such balance sheets, the related statements of operations, of stockholder's equity and of cash flows and the related notes and schedules are referred to herein as the "Year-end Financial Statements"); and

           (ii) the interim balance sheet (the "Interim Balance Sheet") of the Company as of June 29, 1996, the balance sheet of the Company as of July 27, 1996 (the "Balance Sheet Date") and the related statements of operations, of stockholder's equity and of cash flows for the nine-month periods ended July 27, 1996 and July 28, 1995, together with the related notes and schedules (such balance sheets, the related statements of operations, of stockholder's equity and of cash flows and the related notes and schedules are referred to herein as the "Interim Financial Statements"). The Year-end Financial Statements and the Interim Financial Statements (collectively, the "Financial Statements") are attached as Schedule 3.6 to this Agreement. The Financial Statements have been prepared from the books and records of the Company in conformity with generally accepted accounting principles applied on a basis consistent with preceding years and throughout the periods involved ("GAAP") and present fairly the financial position and results of operations of the Company as of the dates of such statements and for the periods covered thereby, subject, in the case of unaudited interim financial statements, to normal, recurring year-end adjustments and further subject in the case of all financial statements to retrospective adjustment relating to uninsured accident claims with the intent of increasing the accrued liabilities for injuries and damages consistent with the report of claims reserve based on the date of accident prepared by the Company on August 21, 1996 and other adjustments contemplated herein or on Schedules hereto. The books of account of the Company have been kept accurately in all material respects in the ordinary course of business, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Company have been properly recorded therein in all material respects.

        SECTION 3.7 LIABILITIES AND OBLIGATIONS. Schedule 3.7 sets forth an accurate list as of the Balance Sheet Date of (i) all liabilities of the Company which are reflected in the Interim Balance Sheet and (ii) any liabilities of any kind of the Company which are not reflected in the Interim Balance Sheet. The provisions of Section 3.24 hereof notwithstanding, references are made on
Schedule 3.7 to other Schedules to this Agreement which provide more detailed information concerning such liabilities, however, each individual liability is individually described and specifically identified as a liability on Schedule
3.7. Except as set forth on Schedule 3.7, since the Balance Sheet Date, the Company has not incurred any liabilities of any kind, character or description, whether accrued, absolute, secured or unsecured, contingent or otherwise, other than liabilities incurred in the ordinary course of business which are not materially greater than the corresponding liabilities reflected in the Interim Balance Sheet. Except for liabilities related to reserves established by retrospective adjustments to the Company's financial statements, pursuant to discussions between Coach and the Company, Schedule 3.7 contains a reasonable estimate by the Stockholders of the maximum amount which may be payable with respect to liabilities which are not fixed. For each such liability for which the amount is not fixed or is contested, the Stockholders have provided a summary description of the liability together with copies of all relevant documentation relating thereto.

        SECTION 3.8 ACCOUNTS AND NOTES RECEIVABLE. Schedule 3.8 sets forth an accurate list of the accounts and notes receivable of the Company as of the Balance Sheet Date and generated subsequent to the Balance Sheet Date, including any such amounts which are not reflected in the Interim Balance Sheet. Receivables from and advances to employees, the Stockholders, the Equus Stockholder and any entities or persons related to or affiliated with the Stockholders or the Equus Stockholder are separately identified on Schedule 3.8.
Schedule 3.8 also sets forth an accurate aging of all accounts and notes receivable as of the Balance Sheet Date, showing amounts due for trade receivables and in amounts due and past due for other receivables. The trade and other accounts receivable of the Company which are classified as current assets on the Interim Balance Sheet are bona fide receivables, were acquired in the ordinary course of business, are stated in accordance with GAAP and, subject to the reserve for doubtful accounts, including the increase adjustment pursuant to prior discussions between the Company and Coach, need not be written-off as uncollectible. Such accounts and notes are collectible in the aggregate amount shown on Schedule 3.8, net of reserves for doubtful accounts reflected in the Interim Balance Sheet adjusted as contemplated above.

        SECTION 3.9 ASSETS. Schedule 3.9 sets forth an accurate list of all real and personal property included in "property and equipment" and "inventory" on the July 27, 1996 balance sheet of the Company and all other tangible assets of the Company with a value in excess of $5,000 (i) owned by the Company as of the Balance Sheet Date and (ii) acquired since the Balance Sheet Date, including in each case true, complete and correct copies of leases for significant equipment and for all real property leased by the Company and descriptions of all real property on which buildings, warehouses, workshops, garages and other structures used in the operation of the business of the Company are situated. Schedule 3.9 indicates which assets are currently owned, or were formerly owned, by the Stockholders, the Equus Stockholder or affiliates of the Company, the Stockholders or the Equus Stockholder. Except as specifically identified on
Schedule 3.9, all of the tangible assets, vehicles and other significant machinery and equipment of the Company listed on Schedule 3.9 are in good working order and condition, ordinary wear and tear excepted, and have been maintained in accordance with standard industry practices. All fixed assets used by the Company that are material to the operation of the Company's business are either owned by the Company or leased under an agreement identified on Schedule 3.9. All leases set forth on Schedule 3.9 are in full force and effect and constitute valid and binding agreements of the parties thereto in accordance with their respective terms. Schedule 3.9 contains true, complete and correct copies of all title reports and title insurance policies received or owned by the Company. Schedule 3.9 also includes a summary description of all plans or projects involving the opening of new operations, expansion of existing operations or the acquisition of any real property or existing business, to which management of the Company has devoted any significant effort or expenditure in the two-year period prior to the date of the Agreement, which if pursued by the Company would require additional expenditures of capital.

        The Company has good and indefeasible title to the tangible and intangible personal property and the real property owned and used in its business, including the properties identified on Schedule 3.9, subject to no mortgage, pledge, lien, claim, conditional sales agreement, encumbrance or charge, except for liens reflected on Schedule 3.9, liens for current taxes not yet payable and assessments not in default, easements for utilities serving only the property, and easements, covenants and restrictions and other exceptions to title shown of record in the office of the County Clerks in which the properties, assets and leasehold estates are located, which do not adversely affect the Company's use of the property.

        SECTION 3.10 MATERIAL CUSTOMERS AND CONTRACTS. Schedule 3.10 sets forth an accurate list of (i) all customers representing 5% or more of the Company's revenues in any of the periods covered by the Financial Statements, and (ii) all material contracts, commitments and similar agreements to which the Company is currently a party or by which it or any of its properties is bound, including, but not limited to, contracts with customers, contracts with any labor organizations, leases, loan agreements, pledge and security agreements, indemnity or guaranty agreements, bonds, notes, mortgages, joint venture or partnership agreements, options to purchase real or personal property, and agreements relating to the purchase or sale by the Company of assets or securities. Schedule 3.10 contains true, complete and correct copies of all such agreements. Except to the extent set forth on Schedule 3.10, (i) none of the Company's material customers has canceled or substantially reduced or to the knowledge of the Stockholders or the Equus Stockholder is currently attempting or threatening to cancel or substantially reduce its use of the Company's services and (ii) the Company has complied with all material commitments and obligations pertaining to it under such agreements and is not in default under any such agreements, no notice of default has been received by the Company and the Stockholders and the Equus Stockholder are aware of no basis therefor. Except as set forth on Schedule 3.10, the Company is not now a party to any governmental contracts subject to price redetermination or renegotiation.

        SECTION 3.11 PERMITS. Schedule 3.11 contains an accurate list, summary description and copies of all licenses, franchises, permits, transportation authorities and other governmental authorizations and intangible assets held by the Company that are material to the conduct of its business including, without limitation, permits, licenses and operating authorizations, titles (including motor vehicle titles and current registrations), fuel permits, franchises, certificates, trademarks, trade names, patents, patent applications and copyrights owned or held by the Company. The licenses, operating authorizations, franchises, permits and other governmental authorizations listed on Schedule
3.11 are valid, and the Company has not received any notice that any governmental authority intends to cancel, terminate or not renew any such license, operating authorization, franchise, permit or other governmental authorization. Except as set forth in Schedule 3.11, the Company holds all licenses, operating authorizations, franchises, permits and other governmental authorizations necessary to conduct its business as presently conducted. The Company has conducted and is conducting its business in substantial compliance with the requirements, standards, criteria and conditions set forth in its licenses, operating authorizations, franchises, permits and other governmental authorizations as well as the applicable orders, approvals and variances related thereto, and is not in violation of any of the foregoing except for any violations that would not have a material and adverse effect on the business, operations, properties, assets, condition (financial or otherwise), results of operations or prospects of the Company. Except as specifically provided in
Schedule 3.11, the transactions contemplated by this Agreement will not result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded to the Company by, any such material licenses, operating authorizations, franchises, permits and other government authorizations.

        SECTION 3.12 ENVIRONMENTAL MATTERS. Liability with respect to this
Section 3.12 is subject first to application of the reserve contemplated to be established on the Company's balance sheet with respect to environmental matters. The Company has complied with and is in compliance with all federal, state, local and foreign statutes (civil and criminal), laws, ordinances, regulations, rules, notices, permits, judgments, orders and decrees applicable to it or any of its properties, assets, operations and businesses relating to the protection of the environment (collectively, "Environmental Laws") including, without limitation, Environmental Laws relating to air, water, land and the generation, storage, use, handling, transportation, treatment or disposal of Hazardous Wastes, Hazardous Materials and Hazardous Substances (as such terms are defined in any applicable Environmental Law) except to the extent that noncompliance with any Environmental Laws, either singly or in the aggregate, does not and would not (i) have a material adverse effect on the Company or any of its businesses or (ii) necessitate a material expenditure by or on behalf of the Company. The Company has obtained and complied with all necessary permits and other approvals necessary to treat, transport, store, dispose of and otherwise handle Hazardous Wastes, Hazardous Materials and Hazardous Substances and has reported, to the extent required by all Environmental Laws, required information with respect to all past and present sites owned and operated by the Company where Hazardous Wastes, Hazardous Materials or Hazardous Substances have been treated, stored, disposed of or otherwise handled. There have been no "releases" (as defined in any Environmental Laws) by the Company at, from, in or on any property owned or operated by the Company except as permitted by Environmental Laws. There is no on-site or off-site location to which the Company has transported or disposed of Hazardous Wastes, Hazardous Materials and Hazardous Substances or arranged for the transportation or disposal of Hazardous Wastes, Hazardous Materials and Hazardous Substances which is the subject of any federal, state, local or foreign enforcement action or any other investigation which could lead to any claim against the Company for any clean-up cost, remedial work, damage to natural resources or personal injury, including, but not limited to, any claim under (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (ii) the Resource Conservation and Recovery Act, (iii) the Hazardous Materials Transportation Act or (iv) comparable state and local statutes and regulations. The Company has no contingent liability in connection with any release of any Hazardous Waste, Hazardous Material or Hazardous Substance into the environment.

        SECTION 3.13 LABOR AND EMPLOYEE RELATIONS. Except as set forth in
Schedule 3.13, the Company is not bound by or subject to any arrangement with any labor union. No employees of the Company are represented by any labor union or covered by any collective bargaining agreement nor, to the best of the Stockholders' knowledge, is any campaign to establish such representation in progress. There is no pending or threatened labor dispute involving the Company and any group of its employees nor has the Company experienced any labor interruptions over the past five years. The Company considers its relationship with its employees to be good.

        SECTION 3.14 INSURANCE. Schedule 3.14 sets forth an accurate list as of the Balance Sheet Date of all insurance policies carried by the Company and of all insurance loss runs or workers compensation claims received for the past five (5) policy years. Also attached to Schedule 3.14 are true, complete and correct copies of all of the declaration pages of the Company's insurance policies together with an accurate description of the form of policy as revised, attached to each such declaration, covering at least the past three years. None of such policies is a "claims made" policy. The insurance policies set forth on
Schedule 3.14 provide adequate coverage consistent with industry standards against the risks involved in the Company's business prior to Closing. Such policies are currently in full force and effect.

        SECTION 3.15 COMPENSATION; EMPLOYMENT AGREEMENTS. Schedule 3.15 sets forth an accurate schedule of all officers, directors and key employees of the Company, listing all employment agreements with such officers, directors and employees and the rate of compensation (and the portions thereof attributable to salary, bonus, benefits and other compensation, respectively) of each of such persons as of (i) the Balance Sheet Date and (ii) the date hereof. Attached to
Schedule 3.15 are true, complete and correct copies of all such employment agreements and all other employment agreements and other similar agreements or arrangements containing "golden parachute" or other similar provisions.

        SECTION 3.16 EMPLOYEE BENEFIT PLANS. Schedule 3.16 sets forth an accurate schedule of all employee benefit plans of the Company and deferred compensation agreements, together with true, complete and correct copies of such plans, agreements and any trusts related thereto, and classifications of employees covered thereby as of the Balance Sheet Date. Except for the employee benefit plans described on Schedule 3.16, the Company does not sponsor, maintain or contribute to any plan, program, fund or arrangement that constitutes an "employee pension benefit plan," nor does the Company have any obligation to contribute to or accrue or pay any benefits under any deferred compensation or retirement funding arrangement on behalf of any employee or employees (such as, for example, and without limitation, any individual retirement account or annuity, any "excess benefit plan" (within the meaning of Section 3(36) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or any non-qualified deferred compensation arrangement). For the purposes of this Agreement, the term "employee pension benefit plan" shall have the same meaning given that term in Section 3(2) of ERISA. The Company has not sponsored, maintained or contributed to any employee pension benefit plan other than the plans set forth on Schedule 3.16, nor is the Company required to contribute to any retirement plan pursuant to the provisions of any collective bargaining agreement.

        The Company is not now, nor will it become as a result of its past activities, liable to the Pension Benefit Guaranty Corporation or to any multi-employer employee pension benefit plan under the provisions of Title IV of ERISA. All employee benefit plans listed on Schedule 3.16 are in substantial compliance with all applicable provisions of ERISA and the regulations issued thereunder, as well as with all other applicable federal, state and local statutes, ordinances and regulations. All accrued contribution obligations of the Company with respect to any plan listed on Schedule 3.16 have either been fulfilled in their entirety or are fully reflected on the balance sheet of the Company as of the Balance Sheet Date.

        All plans listed on Schedule 3.16 that are intended to qualify (the "Qualified Plans") under Section 401(a) of the Code have been determined by the Internal Revenue Service to be so qualified, and copies of such determination letters are included as part of Schedule 3.16 hereof. Except as disclosed on
Schedule 3.16, all reports and other documents required to be filed with any governmental agency or distributed to plan participants or beneficiaries (including, but not limited to, actuarial reports, audits or tax returns) have been timely filed or distributed, and copies thereof are included as part of
Schedule 3.16 hereof. Neither the Stockholders, any such plan listed in Schedule 3.16, nor the Company has engaged in any transaction prohibited under the provisions of Section 4975 of the Code or Section 406 of ERISA. No such plan listed in Schedule 3.16 has incurred an "accumulated funding deficiency," as defined in Section 412(a) of the Code and Section 302(1) of ERISA, and the Company has not incurred any liability for excise tax or penalty due to the Internal Revenue Service nor any liability to the Pension Benefit Guaranty Corporation. There have been no terminations, partial terminations or discontinuances of contri butions to any such Qualified Plan without notice to and approval by the Internal Revenue Service; no plan listed in Schedule 3.16 subject to the provisions of Title IV of ERISA has been terminated; there have been no "reportable events" (as that phrase is defined in Section 4043 of ERISA) with respect to any such plan; and the Company has not incurred liability under
Section 4062 of ERISA.

        SECTION 3.17 LITIGATION AND COMPLIANCE WITH LAW. Except as set forth in
Schedule 3.17, there are no claims, actions, suits or proceedings, pending or, to the knowledge of the Stockholders, threatened against or affecting the Company, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over the Company. No notice of any claim, action, suit or proceeding, whether pending or threatened, has been received by the Company and to the knowledge of the Stockholders there is no basis therefor. Except to the extent set forth on Schedule 3.17, the Company has conducted for the past five years and does conduct its business in compliance with all laws, regulations, writs, injunctions, decrees and orders applicable to the Company or its assets with which the failure to comply would have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of the Company.

        SECTION 3.18 TAXES. For purposes of this Agreement, the term "Taxes" shall mean all taxes, charges, fees, levies or other assessments including, without limitation, income, gross receipts, excise, property, sales, withholding, social security, unemployment, occupation, use, service, service use, license, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the United States or any state, local or foreign government or subdivision or agency thereof, whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties or additional amounts attributable to or imposed with respect to any such taxes, charges, fees, levies or other assessments. Except as set forth on Schedule 3.18, the Company has timely filed all requisite federal, state, local and other tax returns for all fiscal periods ended on or before the Effective Time, and has duly paid in full or made adequate provision in the Financial Statements for the payment of all Taxes for all periods ending at or prior to the Closing Date. Except as set forth on Schedule 3.18, there are no examinations in progress or claims against the Company for any period or periods prior to and including the Balance Sheet Date and no notice of any claim for Taxes, whether pending or threatened, has been received. The amounts shown as accruals for Taxes on the financial statements of the Company as of the Balance Sheet Date are sufficient for the payment of all Taxes for all fiscal periods ended on or before that date. Copies of (i) any tax examinations, (ii) extensions of statutory limitations and (iii) the federal, state and local Tax returns of the Company for the last three fiscal years are attached hereto as
Schedule 3.18. The Company currently utilizes the accrual method of accounting for income tax purposes. Such method of accounting has not changed in the past five years.

        During all tax periods ended prior to the Closing Date for which the statute of limitations has not expired, the Company has conducted its business in a manner which entitles it to protection under the safe harbor provisions of
Section 530(a) of the Revenue Act of 1978, which was extended indefinitely by
Section 269(c) of the Tax Equity and Fiscal Responsibility Act of 1982.

        SECTION 3.19 ABSENCE OF CHANGES. Since the Balance Sheet Date, the Company has conducted its operations in the ordinary course and, except as set forth on Schedule 3.19, there has not been:

           (i) any material adverse change in the business, operations, properties, condition (financial or other), assets, liabilities (contingent or otherwise) or income of the Company;

           (ii)any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties or business of the Company;

           (iii) any change in the authorized capital stock of the Company or in its securities outstanding or any change in the Stockholders' or the Equus Stockholder' ownership interests or any grant of any options, warrants, calls, conversion rights or commitments or the declaration or payment of any dividend or other distribution;

           (iv) any declaration or payment of any dividend or distribution in respect of the capital stock or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of the Company;

           (v) any increase in the compensation payable or to become payable by the Company to any of its officers, directors, stockholders, employees, consultants or agents, except for ordinary and customary bonuses and salary increases for employees in accordance with past practice;

           (vi) any work interruptions, labor grievances or claims filed, or any proposed law, regulation or event or condition of any character materially adversely affecting the business or future prospects of the Company;

           (vii) any sale or transfer, or any agreement to sell or transfer, any material assets, properties or rights of the Company to any person, including, without limitation, the Stockholders and the Equus Stockholder and their respective affiliates;

           (viii) any cancellation, or agreement to cancel, any indebtedness or other obligation owing to the Company;

           (ix) any increase in the Company's indebtedness, other than accounts payable incurred in the ordinary course of business;

           (x) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, property or rights of the Company or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

           (xi) any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets outside of the ordinary course of the Company's business;

           (xii) any waiver of any material rights or claims of the Company;

           (xiii) any material breach, amendment or termination of any material contract, agreement, license, permit or other right to which the Company is a party; or

           (xiv) any transaction by the Company outside the ordinary course of business.

        SECTION 3.20 ACCOUNTS WITH BANKS AND BROKERAGES; POWERS OF ATTORNEY.
Schedule 3.20 sets forth an accurate schedule as of the (i) Balance Sheet Date and (ii) date of the Agreement, of (A) the name of each financial institution or brokerage firm in which the Company has accounts or safe deposit boxes; (B) the names in which the accounts or boxes are held; (C) the type of account and the cash, cash equivalents and securities held in such account; and (D) the name of each person authorized to draw thereon or have access thereto. Other than routine financial and leasing arrangements, Schedule 3.20 also sets forth the name of each person, corporation, firm or other entity holding a general or special power of attorney from the Company and a description of the terms thereof.

        SECTION 3.21 ABSENCE OF CERTAIN BUSINESS PRACTICES. Except as set forth on Schedule 3.21, neither the Company nor any of its affiliates has given or offered to give anything of value to any governmental official, political party or candidate for government office nor has it otherwise taken any action which would constitute a violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law.

        SECTION 3.22 COMPETING LINES OF BUSINESS; RELATED-PARTY TRANSACTIONS. Except as set forth in Schedule 3.22, neither the Stockholders nor any other affiliate of the Company owns, directly or indirectly, any interest in, or is an officer, director, employee or consultant of or otherwise receives remuneration from, any business which is a competitor, lessor, lessee, customer or supplier of the Company. Except as set forth in Schedule 3.22, no officer, director, or Stockholder of the Company has, nor during the period beginning January 1, 1991 through the date hereof, had any interest in any property, real or personal, tangible or intangible, used in or pertaining to the Company's business.

        SECTION 3.23 INTANGIBLE PROPERTY. Schedule 3.23 sets forth an accurate list of all patents, patent applications, trademarks, service marks, trade names, copyrights, and other intellectual property or proprietary property rights owned or used by the Company. The Company owns or possesses sufficient legal rights to use all of such items without conflict with or infringement of the rights of others.

        SECTION 3.24 DISCLOSURE. The Stockholders have fully provided Coach or its representatives, or have caused the Company to do so, with all the information that Coach has requested in analyzing whether to consummate the Merger. None of the information so provided nor any representation or warranty of the Stockholders or the Equus Stockholder contained in this Agreement contains any untrue statement or omits to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. There is no fact known to the Stockholders or the Equus Stockholder which has specific application to the Company (other than general economic or industry conditions) and which materially adversely affects or, so far as the Stockholders or Equus Stockholder can reasonably foresee, materially threatens, the assets, business, condition (financial or otherwise), results of operations or prospects of the Company which has not been described in this Agreement or the Schedules hereto or otherwise disclosed in writing to Coach. Except as provided in Schedule 3.7, the disclosures in the Schedules, and those in any supplement thereto, shall relate to the representations and warranties in the Section of this Agreement to which each Schedule expressly relates and to each other representation or warranty in this Agreement as may be required. The Stockholders represent that they have made a reasonable good faith effort to cross-reference the same. The above representations and warranties are accurate with respect to the Company and its subsidiaries, taken as a whole, and each such representation and warranty is not applicable to the Company and each subsidiary individually.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF COACH

        Coach and Newco represent and warrant to the Stockholders and the Equus Stockholder as follows:

        SECTION 4.1 ORGANIZATION. Each of Coach and Newco is duly organized, validly existing and in good standing under the laws of the state of its incorporation, and is duly authorized and qualified under all applicable laws, regulations, and ordinances of public authorities to carry on its business in the places and in the manner now conducted except where the failure to be so authorized or qualified would not have a material adverse effect on its business. True, complete and correct copies of the Certificate of Incorporation and By-laws, each as amended, of Coach are attached hereto as Schedule 4.1.

        SECTION 4.2 AUTHORIZATION; NON-CONTRAVENTION; APPROVALS. Each of Coach and Newco has the full legal right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement have been approved by the boards of directors of Coach and Newco and by the sole stockholder of Newco. No additional corporate proceedings on the part of Coach or Newco are necessary to authorize the execution and delivery of this Agreement and the consummation by Coach and Newco of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Coach and Newco, and, assuming the due authorization, execution and delivery by the Company and the Stockholders, constitutes a valid and binding agreement of Coach and Newco, enforceable against Coach and Newco in accordance with its terms.

        The execution and delivery of this Agreement by Coach do not, and the consummation by Coach of the transactions contemplated hereby will not, violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Coach or any of its subsidiaries under any of the terms, conditions or provisions of (i) the Restated Certificate of Incorporation or By-Laws of Coach, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to Coach, any of its subsidiaries or any of their respective properties or assets or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Coach or any of its subsidiaries is now a party or by which Coach, any of its subsidiaries or any of their respective properties or assets may be bound or affected, excluding from the foregoing clauses (ii) and (iii) such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances that would not, in the aggregate, have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of Coach.

        Except for the Merger Filing, any required filings with or approvals from state and local transportation authorities and such filings as may be required under federal or state securities laws, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by Coach or the consummation by Coach of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, in the aggregate, have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of Coach.

        SECTION 4.3 COACH COMMON STOCK. The authorized capital stock of Coach consists solely of 30,000,000 shares of common stock, par value $.01 per share, of which 11,405,411 shares were issued and outstanding as of August 28, 1996, and 500,000 shares of preferred stock, par value $.01 per share, none of which are outstanding. All of the issued and outstanding shares of Coach Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, and were offered, issued, sold and delivered by Coach in compliance with all applicable state and federal laws concerning the issuance of securities. None of such shares were issued in violation of the preemptive rights of any past or present stockholder. The shares of Coach Common Stock to be issued to the Stockholders and the Equus Stockholder and all other stockholders of the Company (collectively the "Company Stockholders") pursuant to the Merger and for the Property, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable. The issuance of Coach Common Stock pursuant to the Merger and for the Property will transfer to the Company Stockholders valid title to such shares of Coach Common Stock, free and clear of all liens, encumbrances and claims of every kind except for any created by the Company Stockholders. The shares of Coach Common Stock issued to the Company Stockholders pursuant to the Merger are issued pursuant to, and in conformity with, the applicable exemptions under federal and state securities laws.

        SECTION 4.4 SEC FILINGS; DISCLOSURE. Coach has filed with the Securities and Exchange Commission ("SEC") all material forms, statements, reports and documents required to be filed by it under each of the Securities Act of 1933, as amended (the "1933 Act"), the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the respective rules and regulations thereunder, all of which, as amended, if applicable, complied when filed in all material respects with all applicable requirements of the appropriate Act and the rules and regulations thereunder. Coach has previously delivered to the Stockholders and the Equus Stockholder copies of the Prospectus, dated July 16, 1996 (the "Prospectus"), contained in the Company's Registration Statement on Form S-1 filed under Rule 415 of the 1933 Act, and certain additional information concerning Coach. As of its date, the Prospectus did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

        There is no fact known to Coach, which is not otherwise disclosed in the Prospectus or the Schedules attached hereto, which has specific application to Coach (other than general economic or industry conditions) which materially adversely affects or, so far as Coach can reasonably foresee, materially threatens the assets, business, condition (financial or otherwise), results of operations or prospects of Coach.

        SECTION 4.5 ABSENCE OF CHANGES. As of August 28, 1996, since the date of the Prospectus, Coach has conducted its operations in the ordinary course and there has not been:

           (i) any material adverse change in the business, operations, properties, condition (financial or other), assets, liabilities (contingent or otherwise) or income of Coach;

           (ii)any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties or business of Coach as a whole;

           (iii) any change in the authorized capital stock of Coach or in its securities outstanding or any grant of any options, warrants, calls, conversion rights or commitments (other than in connection with its acquisition program) or the declaration or payment of any dividend or other distribution;

           (iv) any declaration or payment of any dividend or distribution in respect of the capital stock or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of Coach;

           (v) any increase in the compensation payable or to become payable by Coach to any of its officers, directors, stockholders, employees, consultants or agents, except for ordinary and customary bonuses and salary increases for employees in accordance with past practice;

           (vi) any work interruptions, labor grievances or claims filed, or any proposed law, regulation or event or condition of any character materially adversely affecting the business or future prospects of Coach;

           (vii) any sale or transfer, or any agreement to sell or transfer, any material assets, properties or rights of Coach to any person;

           (viii) any cancellation, or agreement to cancel, any indebtedness or other obligation owing to Coach;

           (ix) any increase in Coach's indebtedness, other than the $115,000,000 Credit Agreement dated August 14, 1996 between Coach and NationsBank of Texas, N.A., as Agent (the "Credit Agreement") and accounts payable incurred in the ordinary course of business;

           (x) any plan, agreement or arrangement, other than the Credit Agreement, granting any preferential rights to purchase or acquire any interest in any of the assets, property or rights of Coach or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

           (xi) any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets outside of the ordinary course of Coach's business, except in connection with Coach's acquisition program;

           (xii) any waiver of any material rights or claims of Coach;

           (xiii) any material breach, amendment or termination of any material contract, agreement, license, permit or other right to which Coach is a party; or

           (xiv) any transaction by Coach outside the ordinary course of business, other than with respect to the Credit Agreement and in connection with Coach's acquisition program.

        SECTION 4.6 NO RELIANCE ON FORECASTS. In the negotiation and consideration of the Merger and transactions contemplated hereby, Coach has not relied upon any information or documents concerning the Company and its business or financial results except: (a) information or documents that are publicly available; (b) representations and warranties made by the Stockholders and the Equus Stockholder in this Agreement and the Schedules attached hereto, and (c) the disclosure or delivery of the Company's financial reports made pursuant to this Agreement. Coach acknowledges that in the negotiation of the Merger, the Company and Coach have exchanged information, based on various assumptions, of the results of operations of the Company or the combined companies. Except as provided in this Agreement and the Schedules attached hereto, neither the Stockholders nor the Equus Stockholder made any representations or warranties regarding any forecasts or projections of the Company's future operating results and Coach disclaims reliance on any such forecasts or projections.

                                    ARTICLE V
                             POST-CLOSING COVENANTS

        SECTION 5.1 RELEASE FROM GUARANTEES. Coach shall use its best efforts to have the Stockholders released from the personal guarantees of the Company's indebtedness (and Kamins with respect to indebtedness on the Property) identified on Schedule 5.1. In the event that Coach cannot obtain releases of any such guarantees on or prior to one hundred and twenty (120) days subsequent to the date hereof, Coach shall pay off or otherwise refinance or retire such indebtedness. Prior to such time, Coach agrees to indemnify and hold harmless all Stockholders from any liability whatsoever with respect to such personal guarantees or debt.

        SECTION 5.2 FUTURE COOPERATION; TAX MATTERS. The Stockholders and Coach shall each deliver or cause to be delivered to the other following the Effective Time such additional instruments as the other may reasonably request for the purpose of fully carrying out this Agreement. The Stockholders will cooperate and use their reasonable best efforts to have the present officers, directors and employees of the Company cooperate with Coach and/or Newco at and after the Effective Time in furnishing information, evidence, testimony and other assistance in connection with any actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Effective Time. Coach will cooperate with the Stockholders and the Equus Stockholder in the preparation of all tax returns covering the period from the beginning of the Company's current tax year through the Closing. In addition, Coach will provide the Stockholders and the Equus Stockholder with access to such of its books and records as may be reasonably requested by the Stockholders and/or the Equus Stockholder in connection with federal, state and local tax matters relating to periods prior to the Closing.

        SECTION 5.3 EXPENSES. Coach will pay the fees, expenses and disbursements of Coach and its agents, representatives, accountants and counsel incurred in connection with the execution, delivery and performance of this Agreement and any amendments thereto. The Stockholders and the Equus Stockholder will pay the fees, expenses and disbursements of the Stockholders and the Equus Stockholder, respectively, and their respective agents, representatives, financial advisors, accountants and counsel incurred in connection with the execution, delivery and performance of this Agreement and any amendments hereto.

        SECTION 5.4 EMPLOYMENT AGREEMENT(S). Concurrently with the execution of this Agreement, the Company shall enter into the Employment Agreements attached as Exhibit 5.4(A) and 5.4(B) with George D. Kamins and Joseph Chernow, respectively.

        SECTION 5.5 REPAYMENT OF RELATED PARTY INDEBTEDNESS. Concurrently with the execution of this Agreement, (i) the Stockholders and the Equus Stockholder shall repay to the Company all amounts outstanding as advances to or receivables from the Stockholders and the Equus Stockholder, respectively, and (ii) the Company shall repay all amounts outstanding under loans to the Company from the Stockholders and the Equus Stockholder not canceled pursuant to Article II.

                                   ARTICLE VI

                                 INDEMNIFICATION

        The Stockholders, the Equus Stockholder, Coach and Newco each make the following covenants:

        SECTION 6.1 GENERAL INDEMNIFICATION BY THE STOCKHOLDERS. Subject to the provisions of Section 6.5 below, the Stockholders covenant and agree that they, jointly and severally, will indemnify, defend, protect and hold harmless Coach, Newco and the Company, and their respective officers, directors, employees, stockholders, agents, representatives and affiliates, at all times from and after the date of this Agreement until the Expiration Date (as defined in Section 11.7) from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) incurred by any of such indemnified persons as a result of or arising from (i) any breach of the representations and warranties of the Stockholders set forth herein or in the Schedules or certificates delivered in connection herewith, except to the extent that such representation or warranty applies to the Equus Stockholder and (ii) any breach or nonfulfillment of any covenant or agreement on the part of the Stockholders or the Company under this Agreement.

        SECTION 6.2 GENERAL INDEMNIFICATION BY THE EQUUS STOCKHOLDER. Subject to the provisions of Section 6.5 below, the Equus Stockholder covenants and agrees that it will indemnify, defend, protect and hold harmless Coach, Newco and the Company, and their respective officers, directors, employees, stockholders, agents, representatives and affiliates, at all times from and after the date of this Agreement until the Expiration Date (as defined in Section 11.7) from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) incurred by any of such indemnified persons as a result of or arising from any breach of the representations and warranties of the Equus Stockholder set forth herein or in the Schedules or certificates delivered in connection herewith to the extent that such representations or warranties apply to the Equus Stockholder.

        SECTION 6.3 INDEMNIFICATION BY COACH. Subject to the provisions of
Section 6.5 below, Coach covenants and agrees that it will indemnify, defend, protect and hold harmless the Stockholders and the Equus Stockholder and their respective officers, directors, employees, stockholders, agents, representatives and affiliates, at all times from and after the date of this Agreement until the Expiration Date from and against all claims, damages, actions, suits, proceed ings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) incurred by the Stockholders and the Equus Stockholder as a result of or arising from (i) any breach of the representations and warranties of Coach or Newco set forth herein or in the Schedules or certificates attached hereto, and (ii) any breach or nonfulfillment of any covenant or agreement on the part of Coach or Newco under this Agreement or in the representation letter attached hereto as Exhibit 6.3.

        SECTION 6.4 THIRD PERSON CLAIMS. Promptly after any party hereto (hereinafter the "Indemnified Party") has received notice of or has knowledge of any claim by a person not a party to this Agreement ("Third Person"), or the commencement of any action or proceeding by a Third Person, which gives rise to rights of indemnification under Sections 6.1, 6.2 or 6.3 above, the Indemnified Party shall give to the party obligated to provide indemnification pursuant to
Section 6.1, 6.2 or 6.3 hereof (hereinafter the "Indemnifying Party") written notice of such claim or the commencement of such action or proceeding. Such notice shall state the nature and the basis of such claim and a reasonable estimate of the amount thereof. The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel, any such matter so long as the Indemnifying Party pursues the same diligently and in good faith. If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in the defense thereof and in any settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party's possession or control. All Indemnified Parties shall use the same counsel, which shall be the counsel selected by Indemnifying Party, PROVIDED that if counsel to the Indemnifying Party shall have a conflict of interest that prevents such counsel from representing the Indemnified Party, the Indemnified Party shall have the right to participate in such matter through counsel of its own choosing and the Indemnifying Party will reimburse the Indemnified Party for the expenses of its counsel. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability. If the Indemnifying Party desires to accept a final and complete settlement of any such Third Person claim and the Indemnified Party refuses to consent to such settlement, then the Indemnifying Party's liability under this Section with respect to such Third Person claim shall be limited to the amount so offered in settlement by said Third Person and the Indemnified Party shall reimburse the Indemnifying Party for any additional costs of defense which it subsequently incurs with respect to such claim and all additional costs of settlement or judgment. If the Indemnifying Party does not undertake to defend such matter to which the Indemnified Party is entitled to indemnification hereunder, or fails diligently to pursue such defense, the Indemnified Party may undertake such defense through counsel of its choice, at the cost and expense of the Indemnifying Party, and the Indemnified Party may settle such matter, and the Indemnifying Party shall reimburse the Indemnified Party for the amount paid in such settlement and any other liabilities or expenses incurred by the Indemnified Party in connection therewith, provided, HOWEVER, that under no circumstances shall the Indemnified Party settle any Third Person claim without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

        SECTION 6.5 LIMITATION UPON INDEMNITY.

        (i) The Stockholders and the Equus Stockholder, on the one hand, and Coach, on the other hand, shall be entitled to indemnification from the other under the provisions of this Article VI for all claims subject to indemnification by such party, but only after the amount of, and to the extent that, such claims exceeds, in the aggregate, one percent (1%) of the value of the Coach Common Stock delivered to the Stockholders and the Equus Stockholder, valued at $24.00 per share.

        (ii) The indemnification obligations of the Stockholders and the Equus Stockholder under this Article VI shall be limited, in the aggregate, to the aggregate value of the Coach Common Stock delivered to the Stockholders and the Equus Stockholder and individually to the value of the Coach Common Stock received by each Stockholder and the Equus Stockholder, valued at $24.00 per share.

                                   ARTICLE VII
                            NONCOMPETITION COVENANTS

        SECTION 7.1 PROHIBITED ACTIVITIES. The Stockholders will not, for a period of five (5) years following the Closing Date, directly or indirectly, for themselves or on behalf of or in conjunction with any other person, company, partnership, corporation or business of whatever nature:

           (i) engage, as an officer, director, shareholder, owner, partner, joint venturer, or in a managerial or advisory capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in any business offering any services or products in direct competition with Coach or any of its subsidiaries within 100 miles of where Coach or any of its subsidiaries conducts business, including any territory serviced by Coach or any of such subsidiaries (the "Territory");

           (ii)call upon any person who is, at that time, within the Territory, an employee of Coach or any of its subsidiaries for the purpose or with the intent of enticing such employee away from or out of the employ of Coach or any of its subsidiaries; or

           (iii) call upon any person or entity which is, at that time, or which has been, within one (1) year prior to that time, a customer of Coach or any of its subsidiaries within the Territory for the purpose of soliciting or selling services or products in direct competition with Coach or any of its subsidiaries within the Territory. Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit any

Stockholder from acquiring, as a passive investor with no involvement in the operations of the business, not more than one percent (1%) of the capital stock of a business providing taxicab or similar services or any such services which are in competition with taxicabs, such as limousine, van, town car, minibus, etc., whose stock is publicly traded on a national securities exchange or over-the-counter.

        SECTION 7.2 EQUITABLE RELIEF. Because of the difficulty of measuring economic losses to Coach as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to Coach for which it would have no other adequate remedy, each Stockholder agrees that the foregoing covenant may be enforced by Coach by injunctions, restraining orders and other equitable actions.

        SECTION 7.3 REASONABLE RESTRAINT. It is agreed by the parties hereto that the foregoing covenants in this Article VII impose a reasonable restraint on the Stockholders in light of the activities and business of Coach on the date of the execution of this Agreement and the current plans of Coach.

        SECTION 7.4 SEVERABILITY; REFORMATION. The covenants in this Article VII are severable and separate, and the unenforceability of any specific covenant shall not affect the continuing validity and enforceability of any other covenant. In the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth in this Article VII are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable and this Agreement shall thereby be reformed.

        SECTION 7.5 MATERIAL AND INDEPENDENT COVENANT. The Stockholders acknowledge that their agreements with the covenants set forth in this Article VII are material conditions to Coach's agreement to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All of the covenants in this Article VII shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of any Stockholder against Coach or one of its subsidiaries, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Coach of such covenants. It is specifically agreed that the five-year period during which the agreements and covenants of each Stockholder made in this Article VII shall survive shall be computed by excluding from such computation any time during which such Stockholder is in violation of any provision of this Article VII. The covenants contained in this Article VII shall not be affected by any breach of any other provision hereof by any party hereto.

                                  ARTICLE VIII
                    NONDISCLOSURE OF CONFIDENTIAL INFORMATION

        SECTION 8.1 GENERAL. The Stockholders and the Equus Stockholder recognize and acknowledge that they had in the past, currently have, and in the future will have, access to certain confidential information of the Company and/or Coach, such as lists of customers, operational policies, and pricing and cost policies that are valuable, special and unique assets of the Company and/or Coach. The Stockholders and the Equus Stockholder agree that they will not disclose such confidential information to any person, firm, corporation, association or other entity for any purpose whatsoever, except as is required in the course of performing their duties to the Company and/or Coach, unless (i) such information becomes known to the public generally through no fault of the Stockholders or the Equus Stockholder, or (ii) disclosure is required by law or the order of any governmental authority, provided, that prior to disclosing any information pursuant to this clause (ii) the Stockholders or the Equus Stockholder shall, if possible, give prior written notice thereof to Coach and provide Coach with the opportunity to contest such disclosure. In the event of a breach or threatened breach by the Stockholders or the Equus Stockholder of the provisions of this Section, Coach shall be entitled to an injunction restraining the Stockholders or the Equus Stockholder from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting Coach from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

        SECTION 8.2 EQUITABLE RELIEF. Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants, and because of the immediate and irreparable damage that would be caused for which the Company and/or Coach would have no other adequate remedy, the Stockholders and the Equus Stockholder agree that the foregoing covenants may be enforced against them by injunctions, restraining orders and other equitable actions.

        SECTION 8.3 SURVIVAL. The obligations of the parties under this Article VIII shall survive the termination of this Agreement.

                                   ARTICLE IX

              TRANSFER RESTRICTIONS RELATED TO POOLING-OF-INTERESTS
                      ACCOUNTING AND INTENDED TAX TREATMENT

        SECTION 9.1 RESTRICTIONS ON RESALE. Coach has informed the Stockholders and the Equus Stockholder that Coach intends to account for the Merger as a pooling-of-interests under Opinion No. 16. Coach has also informed the Stockholders and the Equus Stockholder that its ability to account for the Merger as a pooling-of-interests was a material factor considered by Coach in Coach's decision to enter into this Agreement. Therefore, pursuant to Opinion No. 16, prior to the publication and dissemination by Coach of consolidated financial results which include results of the combined operations of the Company and Coach for at least thirty days on a consolidated basis following the Effective Time, the Stockholders and the Equus Stockholder shall not sell, offer to sell, or otherwise transfer or dispose of, any shares of the Coach Common Stock received by Stockholders or the Equus Stockholder, engage in put, call, short-sale, straddle or similar transactions, or in any other way reduce the Stockholders' or the Equus Stockholder' risk of owning shares of Coach. The certificates evidencing the Coach Common Stock to be received by the Stockholders and the Equus Stockholder will bear a legend substantially in the form set forth below:

        THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED, AND THE ISSUER SHALL NOT BE REQUIRED TO GIVE EFFECT TO ANY ATTEMPTED SALE, TRANSFER OR ASSIGNMENT, PRIOR TO THE PUBLICATION AND DISSEMINATION OF FINANCIAL STATEMENTS BY THE ISSUER WHICH INCLUDE THE RESULTS OF AT LEAST THIRTY (30) DAYS OF COMBINED OPERATIONS OF THE ISSUER AND THE COMPANY ACQUIRED BY THE ISSUER FOR WHICH THESE SHARES ARE ISSUED. UPON THE WRITTEN REQUEST OF THE HOLDER OF THIS CERTIFICATE, THE ISSUER WILL REMOVE THIS RESTRICTIVE LEGEND WHEN THIS REQUIREMENT HAS BEEN MET.

        SECTION 9.2 TAX-FREE REORGANIZATION. Coach, the Stockholders and the Equus Stockholder are entering into this Agreement with the intention that the Merger qualify as a tax-free reorganization for federal income tax purposes, except to the extent of any "boot" received, and the Stockholders, the Equus Stockholder, Coach and Newco will not take any actions that disqualify the Merger for such treatment.

                                    ARTICLE X

               REGISTRATION OF COACH STOCK; FEDERAL SECURITIES ACT

        SECTION 10.1 REGISTRATION OBLIGATION. As soon as practicable after the date hereof, but in no event later than October 1, 1996, Coach shall file a registration statement under the 1933 Act, covering the registration of forty-nine percent (49%) of the Coach Common Stock (such shares of Coach Common Stock are referred to herein as "Shelf Shares") to be received by the Company Stockholders pursuant to this Agreement for resale by the Company Stockholders. In connection with such registration statement, Coach shall, as expeditiously as reasonably possible:

               (a) use its best efforts to cause such registration statement to become effective and keep such registration statement effective for two years (or such shorter period after which Coach Common Stock may be sold by the Company Stockholders in accordance with the requirements of Rule 144 under the 1933 Act); provided, however, that Coach shall not be deemed to have used its best efforts to keep the registration statement effective during the applicable period if Coach voluntarily takes any action (except for a public offering as provided in (f) below) that results in the Company Stockholders not being able to sell the Shelf Shares during such period, unless such action is required by law;

               (b) use its best efforts to prepare and file with the SEC such amendments and supplements to such registration statement as may be necessary to comply with the provisions of the 1933 Act;

                (c) no less than twenty-four (24) hours prior to filing a registration statement or prospectus or any amendment or supplement thereto, furnish to each Company Stockholder copies of all documents proposed to be filed to permit the reasonable and timely review of statements contained in such documents pertaining to such parties and thereafter furnish to the Company Stockholders such number of copies of such registration statement, each amendment and supplement thereto, such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the 1933 Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Shelf Shares to be received by them pursuant to this Agreement;

               (d) use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Company Stockholders, and to keep such registration or qualification effective during the period such registration statement is to be kept effective, provided that Coach shall not be required to become subject to taxation, to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

               (e) use its best efforts to maintain the authorization for quotation of the securities covered by such registration statement on the NASDAQ National Market of the Nasdaq Stock Market, Inc.;

               (f) notify each Company Stockholder, at any time when the Company Stock holders must suspend offers or sales of Shelf Shares under the registration statement, either because the prospectus included in such registration statement is required to be amended for any reason, such as an amendment under the 1933 Act to provide current information, or because the prospectus includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, or because underwriters of Coach Common Stock have insisted on suspension of such offerings and sales in connection with a public offering by Coach of its shares of common stock; provided, however, that any suspension relating to a public offering by Coach or acquisition requiring an amendment to such registration statement shall not exceed ninety (90) days and provided further that the period during which the registration statement is to be kept effective shall be extended by a number of days equal to the period during which it is suspended as a result of such public offering or acquisition. Coach shall use its best efforts to enable the Company Stockholders to recommence offers and sales under the registration statement. Notwithstanding the foregoing and anything to the contrary set forth in this Section 10.1, each Company Stockholder acknowledges that there may occasionally be times when Coach must suspend the use of the prospectus included in such registration statement until such time as an amendment to the registration statement has been filed by Coach and declared effective by the SEC, or until such time as Coach has filed an appropriate report with the SEC pursuant to the 1934 Act. Each Company Stockholder hereby covenants that he will not offer or sell any shares of Coach stock pursuant to such prospectus during the period commencing when Coach notifies the Company Stockholder of the suspension of the use of such prospectus and ending when Coach notifies the Company Stockholder that he may thereafter effect offers and sales pursuant to such prospectus; and

               (g) use its best efforts to cause all Shelf Shares to be listed, by the date of the first sale of Shelf Shares pursuant to such registration statement, on each securities exchange on which the shares of Common Stock of Coach are then listed or proposed to be listed.

        SECTION 10.2 FURNISH INFORMATION. It is a condition precedent to the obligations of Coach to take any action pursuant to Section 10.1 hereof with respect to the Shelf Shares of any Company Stockholder that such Company Stockholder shall furnish to Coach such information regarding himself or itself, the Coach Common Stock held by him or it and the intended method of disposition of such securities as shall be required to effect the registration of such Company Stockholder's Shelf Shares and as may be required from time to time to keep such registration current.

        SECTION 10.3 EXPENSES OF REGISTRATION. Except as otherwise provided, all expenses incurred by or on behalf of Coach in connection with registrations, filings or qualifications pursuant to Section 10.1 hereof, including without limitation all registration, filing and qualification fees, the fees and expenses incurred in connection with the listing of the Shelf Shares to be registered on each security exchange on which shares of Common Stock of Coach are then listed, printers' and accounting fees, and fees and disbursements of counsel for Coach, shall be borne by Coach. In no event shall Coach be obligated to bear underwriting, brokerage or related fees, discounts or commissions or the fees or expenses of counsel to the Company Stockholders.

        SECTION 10.4 FURTHER ASSURANCES. Each of Coach and the Company Stockholders shall agree to such other reasonable and customary arrangements, undertakings and indemnifications with respect to the registration of the Shelf Shares to be received by the Company Stockholders pursuant to the Agreement as may be requested by any of them, but shall not be obligated to enter into any underwriting arrangements. Such indemnifications shall include Coach's indemnity of Company Stockholders and their brokers or dealers which may be deemed to be underwriters as reasonably requested by the Company Stockholders and their brokers or dealers against liability, including liability arising under the 1933 Act.

        SECTION 10.5 RULE 144. Coach covenants that it will at all times use its best efforts to timely file any reports required to be filed by it under the 1933 Act and the 1934 Act and that it will take such other actions as may be necessary or any Company Stockholder may reasonably request to enable the Company Stockholders to sell the Coach Common Stock without registration under applicable exemptions provided for under the 1933 Act including, without limitation, Rule 144.

        SECTION 10.6 ECONOMIC RISK; SOPHISTICATION.

        (a) Each Company Stockholder represents and warrants that such Company Stockholder has not relied on any purchaser representative, or on the Company or any other Company Stockholder, in connection with the acquisition of shares of Coach Common Stock hereunder. The Company Stockholders (A) have such knowledge, sophistication and experience in business and financial matters that they are capable of evaluating the merits and risks of an investment in the shares of Coach Common Stock, (B) fully understand the nature, scope and duration of the limitations on transfer described in this Agreement and (C) can bear the economic risk of an investment in the shares of Coach Common Stock and can afford a complete loss of such investment. The Company Stockholders have had an adequate opportunity to ask questions and receive answers from the officers of Coach concerning any and all matters relating to the transactions described herein including without limitation the background and experience of the officers and directors of Coach, the plans for the operations of the business of Coach, the business, operations and financial condition of Coach, and any plans for additional acquisitions and the like. The Company Stockholders have asked any and all questions in the nature described in the preceding sentence and all questions have been answered to their satisfaction.

        (b) Each Company Stockholder further represents, warrants, acknowledges and agrees that (x) he is acquiring the shares of Coach Common Stock under this Agreement for his own account, as principal and not on behalf of other persons, and for investment and not with a view to the resale or distribution of all or any part of such shares, (y) he will not sell or otherwise transfer such shares unless, in the opinion of counsel who is satisfactory to the Company, the transfer can be made without violating the registration provisions of the 1933 Act, as amended, and the rules and regulations thereunder, unless such sale or transfer is under an effective registration statement, and (z) the certificate representing such shares will also bear the following legend:

        THE SHARES REPRESENTED BY THIS CERTIFICATE WERE NOT ISSUED IN A TRANSACTION REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("SECURITIES ACT"), OR ANY APPLICABLE STATE SECURITIES LAWS. THE SHARES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE PLEDGED OR HYPOTHECATED, AND MAY NOT BE SOLD OR TRANSFERRED UNLESS SUCH SALE OR TRANSFER IS COVERED BY AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR, IN THE OPINION OF COUNSEL TO THE ISSUER, IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SECTION 10.7 SALES OF STOCK. By its execution and delivery of this Agreement, each executing Company Stockholder represents and warrants to the Company and each of the other Company Stockholders that the representing Company Stockholder does not have any contract, undertaking, agreement or arrangement, written or oral, with any other person to sell, transfer or grant participation in any shares of Coach Common Stock to be acquired by such Company Stockholder.

                                   ARTICLE XI

                                  MISCELLANEOUS

        SECTION 11.1 SUCCESSORS AND ASSIGNS. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto, the successors of Coach, Newco and the Company, and the heirs, legal representatives or successors of the Stockholders and the Equus Stockholder.

        SECTION 11.2 ENTIRE AGREEMENT. This Agreement (including the Schedules, exhibits and annexes attached hereto) and the documents delivered pursuant hereto constitute the entire agreement and understanding among the Stockholders, the Equus Stockholder, the Company, Newco and Coach and supersede any prior agreement and understanding relating to the subject matter of this Agreement. This Agreement may be modified or amended only by a written instrument executed by the Stockholders, the Equus Stockholder, the Company, Newco and Coach, acting through their respective officers, duly authorized by their respective Boards of Directors.

        SECTION 11.3 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

        SECTION 11.4 BROKERS AND AGENTS. Each party represents and warrants that it employed no broker or agent in connection with this transaction and agrees to indemnify the other against all loss, cost, damages or expense arising out of claims for fees or commissions of brokers employed or alleged to have been employed by such indemnifying party.

        SECTION 11.5 NOTICES. All notices and communications required or permitted hereunder shall be in writing and may be given by depositing the same in the United States mail, addressed to the party to be notified, postage prepaid certified mail, with return receipt requested, or by delivering the same in person to an officer or agent of such party, as follows:

               (A)    If to Coach or Newco, addressed to them at:
                          One Riverway, Suite 600
                          Houston, Texas 77056-1903
                          Attn:  Law Department

               (B)    If to the Stockholders, addressed to them at:
                          Mr. George D. Kamins
                          210 Fleetway
                          Houston, Texas  77024

                          Mr. Joseph M. Chernow
                          536 West 17th Street
                          Houston, Texas  77008

                      If to the Equus Stockholder, addressed to them at:

                          Equus II Incorporated
                          2929 Allen Parkway, 25th Floor
                          Houston, Texas  77019
                          Attention: Nolan Lehmann

                      With a copy to:

                          Seth Freedman, Esq.
                          Hirsch & Westheimer, P.C.
                          700 Louisiana Street, 25th Floor
                          Houston, Texas  77002-2728

        or to such other address as any party hereto shall specify pursuant to this Section 11.5 from time to time. Notice shall be deemed given and effective on the earlier of three (3) days after deposit in the U.S. mail of a writing addressed as provided and sent first-class mail, certified, return receipt requested, or when actually received. Any party may change its address for notice by notifying the other party of such change in accordance with this
Section 11.5.

        SECTION 11.6 GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Texas (except for its principles governing conflicts of laws) and the federal laws of the United States of America.

        SECTION 11.7 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties set forth in Articles III and IV shall survive the Closing for a period of twelve (12) months from the Closing Date (which date is hereinafter called the "Expiration Date"), and no party shall have a right to indemnity unless notice of a claim therefor shall be given on or before the Expiration Date, except that the warranties and representations set forth in
Section 3.18 hereof shall survive until such time as the limitations period has run for all tax periods ended prior to the Closing Date, which shall be deemed to be the Expiration Date for Section 3.18.

        SECTION 11.8 EXERCISE OF RIGHTS AND REMEDIES. Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

        SECTION 11.9 TIME. Time is of the essence with respect to this Agreement.

        SECTION 11.10 REFORMATION AND SEVERABILITY. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COACH USA, INC.                            YELLOW CAB SERVICE CORPORATION

By:                                        By:
Name:    Richard H. Kristinik              Name:
Title:   Chief Executive Officer           Title:

COACH V ACQUISITION, INC.                  STOCKHOLDERS:

By:

Name:    Douglas M. Cerny                  George D. Kamins
Title:   President

                                           Joseph M. Chernow

                                           Equus Stockholder:

                                           EQUUS II INCORPORATED

                                           By:

                                           Name:

                                           Title: